UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C

INFORMATION STATEMENT PURSUANT TO SECTION 14(C)

OF THE SECURITIES EXCHANGE ACT OF 1934

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☒ Preliminary Information Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d) (2))

☐ Definitive Information Statement

PLANGRAPHICS, INC.

(Name of Registrant As Specified In Its Charter)

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(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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NOTICE OF SPECIAL STOCKHOLDERS MEETING

We Are Not Asking You for a Proxy

You are Requested Not To Send Us a Proxy

You have a right to attend the meeting, but

your attendance at the meeting is not required or needed.

A special meeting for the stockholders of PlanGraphics, Inc. has been called for and will be held on January ___, 2009 at __ o’clock p.m. The special meeting will be held at 16827 Livingston Road, Lutz, Florida.

The purpose of the special meeting is the approval of the following proposals:

Proposal No. 1. A reverse split of PlanGraphics’ issued and outstanding common stock in a ratio of one to 244.8598.

Proposal No. 2. The change of PlanGraphics’ state of incorporation to Florida from Colorado.

Proposal No. 3. The change of PlanGraphics’ name to Integrated Freight Corporation.

PlanGraphics’ board of directors has approved these actions and recommends them to the stockholders for approval.

The Integrated Freight Stock Exchange Trust, a Florida business trust and the majority stockholder of PlanGraphics, will vote in favor of the proposals at the meeting. The vote by The Integrated Freight Stock Exchange Trust will be sufficient, without the vote of any other stockholder, to approve the proposals.

We are mailing this information statement on January __, 2009 to PlanGraphics’ stockholders of record at the close of business on January __, 2009.

By order of the Board of Directors

/s/ Jackson L. Morris

Jackson L. Morris

Secretary

DELIVERY OF THIS INFORMATION STATEMENT

Only one copy of this information statement is being delivered to two or more stockholders who share the same address, unless we have previously received a request from a stockholder sharing the same address with another stockholder to deliver a copy for each stockholder. If you have not already made but would like to make this request, we will upon your oral or written request promptly deliver another copy of this information statement to you at the shared address. To receive your separate copy of this information statement, you may call Teresa Craig at (888) 623-4378 or you may send a request to Ms. Craig at 16827 Livingston Road, Lutz, FL 33559-7615. If you are already receiving multiple copies of PlanGraphics’ annual report, proxy statements and information statements at the shared address and would like to receive only one copy in the future, please either call or write to Ms. Craig.

DISSENTER'S RIGHTS

We are incorporated in Colorado. Our stockholders do not have dissenter’s rights arising from the actions to be approved at the special stockholders meeting. Furthermore, under §7-113-102 of the Colorado Business Corporation Act, stockholders do not have dissenter’s rights for any action PlanGraphics may take, because PlanGraphics has more than two thousand stockholders of record.

PLANGRAPHICS' VOTING SECURITIES AND PRINCIPAL STOCKHOLDERS

Our issued and outstanding common stock is the only security entitled to vote on the proposals to be approved at the special meeting of stockholders. We have 1,907 billion shares issued and outstanding on the date of this information statement. The Integrated Freight Stock Exchange Trust, a Florida business trust, Jackson L. Morris, trustee, (the “Trust”) owns 1,807,842,696 shares of our issued and outstanding common stock, or 94.8 percent. The Trust has the voting power to approve the proposals without the vote or approval of any other stockholder. The Trust has informed us that it intends to vote in favor of the proposals.

The following table identifies the beneficiaries of the Trust who are also our directors and officers and other persons who will own five percent or more of our common stock after the reverse stock split and related transactions are completed and sets forth the number and percentage of shares they beneficially own. Following the reverse stock split to be approved at the special stockholders meeting, the Trust will distribute these shares out of the Trust and into the names of these beneficial owners. The address of our directors and officers is our address. These persons own the shares before the reverse beneficially only, and after the reverse legally unless otherwise identified.

	Number of Shares		Percent
Name	Before Reverse Split (1)	After Reverse Split (2)	After all shares are issued (3)
John E. Bagalay	4,400,787	50,000	*
Paul A. Henley	572,102,258	6,500,000	30%
Henry P. Hoffman	4,400,787	50,000	*
Steven E. Lusty	88,015,732	1,000,000	4.615%
Jackson L. Morris	44,007,866	500,000	2.308%
T. Mark Morris	264,047,196	3,000,000	13.846%
Monte W. Smith (4)	81,854,631	930,000	4.292%
All directors and officers as a group (7 persons)	1,058,829,256	12,030,000	55.523%
MTH Ventures, Inc.	101,218,092	1,150,000	5.308%
24636 Harbour View Drive, Ponte Vedra, FL 32082
Edgar Renteria	132,023,598	1,500,000	6.923%
Unit 105, 3550 Wembley Way, Palm Harbor, FL 34685
Tangiers Investors LP	176,317,515	2,003,250	9.246%
Suite 400, 1446 Front Street, San Diego, CA 92101

*Less than one percent.

[Notes to table on following page.]

(1)   PlanGraphics shares held in the Trust.

(2)   PlanGraphics shares to be distributed from the Trust following the reverse stock split and the issue of additional shares under the plan of merger, total is equal to the number of shares owned directly in Integrated Freight Corporation before placement in the Trust.

(3)   Percentage of total issued and outstanding after reverse stock split and the issue of additional shares to the Trust, such that one of our shares will be distributed by the Trust for each share of Integrated Freight Corporation placed in the Trust, plus an additional 1,337,822 shares not placed the Trust.

(4)   Includes 36,306,489 shares and 412,500 shares, respectively, legally owned by Mary Catherine Smith, Mr. Smith’s spouse.

INFORMATION ABOUT PLANGRAPHICS

We file reports with the U.S. Securities and Exchange Commission. Our annual report on Form 10-K for the year ended September 30, 2009 is incorporated herein by reference.

You may read and copy all materials we file with the U.S. Securities and Exchange Commission at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains all reports, proxy and information statements, and other information that we file electronically with the SEC. The address of the SEC web site is http://www.sec.gov.

We will provide, without charge, to any person to whom this information statement is delivered, upon written or oral request of such person, and by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all of the reports that we have incorporated by reference in this information statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the proxy statement incorporates). To obtain a copy of these reports, write to Teresa Craig at 16827 Livingston Road, Lutz, FL 33559-7615.

BACKGROUND OF THE PROPOSALS

On December 22, 2009, we filed articles of merger in the State of Florida; and, on December 23, 2009, we filed articles of merger in the State of Colorado. Pursuant to these articles of merger, Integrated Freight Corporation (“IFC”) merged into us, and we are the surviving corporation.

As previously reported, IFC acquired 401,559,467 shares of our common stock, or 80.2 percent of our issued and outstanding common stock, as of May 1, 2009, for the purpose of merging us into IFC, with IFC being the surviving corporation. Uncertainty as to when IFC could obtain an effective registration statement on Form S-4 (which it filed and has now withdrawn) to complete the merger has caused delays in IFC obtaining debt and equity funding and completing negotiations for additional acquisitions. On November 11, 2009, our former board of directors composed of John C. Antenucci agreed with IFC to restructure the transaction to provide for our acquisition of more than ninety percent of IFC’s issued and outstanding common stock and its merger into us. Colorado corporation law permits the merger of a subsidiary company owned ninety percent or more by a parent company into the parent company without stockholder approval.

In furtherance of this change to the plan to combine IFC and us, as approved by the board of directors of each corporation on November 11, 2009, 20,228,246 shares of IFC’s outstanding common stock were transferred by its stockholders to Jackson L. Morris, trustee for The Integrated Freight Stock Exchange Trust, a Florida business trust (“Trust”). IFC also transferred the 401,559,467 shares of our common stock it owned to the Trust. We then exchanged 1,406,284,229 shares of our unissued common stock for the 20,228,246 shares of IFC, 94.787 percent, held in the Trust. As a result of this transfer and exchange, the Trust now holds 1,807,842,696 of our shares. The number of shares of our common stock that we exchanged for the number of shares of IFC stock was not based on any financial or valuation considerations, but solely on the number of shares of our authorized but unissued shares in relation the percentage of IFC’s outstanding common stock included in the exchange and the requirements of Colorado law that we own ninety percent or more of IFC in order to complete the merger without stockholder approval.

The effect of the original plan would have resulted in effectively a reverse split of our issued and outstanding common stock by the ratio of one new share for each 244.8598 shares outstanding, while the number of IFC’s issued and outstanding stock would not have been affected. Also, the name of the surviving corporation would have remained “Integrated Freight Corporation”, a Florida corporation.

These proposals in this information statement will accomplish the outcomes of the original structure of our combination with Integrated Freight Corporation.

After the reverse stock split, the Trust will hold an insufficient number of our shares to complete the one share for one shares exchange with IFC’s stockholders, as contemplated by the original transaction. Accordingly, we will issue an additional 13,156,826 unissued shares of our common stock (restored by the reverse stock split) to the Trust, so that the Trust will be able to distribute to its beneficiaries one share of our common stock for each share of IFC common stock deposited in the Trust. We will also issue 1,337,822 shares to holders of IFC common stock which was not deposited in the Trust. And, we will also issue a number of shares that IFC is obligated to issue but had not issued as of the merger date. We have succeeded to IFC’s outstanding obligations to issue shares of common stock in conversion of outstanding debt obligations and exercise of warrants.

On December 27, 2009, we completed the sale of our historic operations to Mr. Antenucci, our former director and chief executive officer, pursuant to a previously reported agreement in connection with IFC’s acquisition of control of us as of May 1, 2009.

PROPOSAL NO. 1.

A reverse split of PlanGraphics’ issued and outstanding common stock in a ratio of one to 244.8598.

The Board of Directors has approved and recommends to the stockholders for approval a decrease in the number of our issued and outstanding shares. The recommended decrease will result in one new share for each 244.8598 shares now issued and outstanding. Upon approval of this share decrease, also known as a reverse stock split, the number of our issued and outstanding shares will be reduced to approximately 7,788,130 shares (subject to further reduction for fractional shares) from 1.907 billion shares.

We will not issue fractional shares resulting from the reverse stock split. We will pay you cash for any fractional share you would otherwise hold. To determine if you will have a fractional share, divide the number of shares you own by 244.8598. Any digits other than zero to the right of the decimal point (the fraction) represent a fractional share. You can determine the amount of cash we will pay you for the fractional share by first multiplying 244.8598 by the fraction and then multiplying the product by $0.__, which is the weighted average closing price of our common stock on the OTC Bulletin Board for the five business days prior to the date of this information statement. The payment for fractional shares also is expected to reduce the number of our stockholders.

All holders of one or more whole shares of common stock after the reverse split will be treated uniformly, whether they are paid cash for fractional shares or receive whole shares in the reverse stock split. Holders of a total of less than one share will be paid cash for the fractional share, as described above.

At the date of this information statement, we have two billion shares of common stock authorized and 1.907 billion shares of common stock issued and outstanding. Before the reverse stock split, we do not have enough authorized but unissued shares available to (a) issue the balance of 13,156,826 shares required by the recent acquisition of Integrated Freight Corporation, (b) sell shares to obtain equity funding, (c) obtain debt financing which requires common stock purchase warrants attached, (d) satisfy the terms of debt obligations convertible into common stock to which we have succeeded as a result of our merger with Integrated Freight Corporation, (e) issue upon exercise of warrants to which we have succeeded as a result of our merger with Integrated Freight Corporation and (f) issue in connection with acquisitions of additional operating companies, (g) issue to attract and retain directors, officers and key employees and (h) issue for other corporate purposes. The reverse split will reduce the 1.907 billion issued and outstanding shares to 7,788,130 shares issued and outstanding. The reverse stock split will not change either the total number of shares we are authorized to issue or the par value per share, which is and will remain $0.001 per share, because the reverse stock split will be approved by our stockholders. The reverse split will restore 1,977,717,222 shares to authorized but not issued.

Mechanics of the reverse stock split

The effective date of the reverse split will be the date of approval of our application to the Financial Institutions Regulatory Authority requesting a new trading symbol and announcement of the reverse stock split to the public securities markets. We intend to apply for the changes before this information statement is mailed to stockholders, so that the effective date will at or as soon after the date of the special stockholders meeting as possible.

At the effective date of the reverse stock split, the holders of our common stock will be able to exchange their old share certificates for share certificates representing the new number of shares resulting from the reverse split, but they are not required to do so. New stock certificates will be issued under the name of Integrated Freight Corporation as a result of the approval of Proposal No. 3 described in this information statement.

Holders of only a fractional shares which result from the reverse split may tender their old certificates for a cash payment. Holders of whole shares and a fractional share will receive a cash payment at the time they receive their new certificate issued under the name of Integrated Freight Corporation.

The amount of the cash payment for fractional shares will be calculated as described above.

Certificates should be tendered for reissue or for payment for fractional shares by returning the currently issued certificates our transfer agent, Island Stock Transfer, Suite 705S, 100 Second Avenue South, St. Petersburg, FL 33701. The transfer agent and we recommend you return the certificates by certified U.S. Mail, return receipt requested, or by trackable courier service. We will pay the fee for the replacement certificates and the cost of delivering the replacement certificate and/or check for the fractional shares to you.

Tax consequences of the reverse stock split

We believe there will be no tax consequences most stockholders resulting from the reverse stock split, other than an increase in your taxable basis per share. In other words, your cost per share for tax purposes will be your cost for the pre-split shares divided by the number of post split shares you receive. If your payment for the fractional share exceeds your cost of those shares, however, you will recognize a short or long term capital gain on the difference, depending on whether your holding period is less or greater than one year. Conversely, if you paid more for the fractional share than the payment you receive for it, you will recognize a short or long term capital loss, depending on your holding period. The gain or loss, as the case may be, will be reported on your 2010 federal income tax return, but in either case is expected to be negligible.

These views regarding the tax consequences of the reverse stock split are not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service or the courts would accept the positions expressed above. The state and local tax consequences of the reverse split may vary significantly as to each shareholder, depending on the state in which such shareholder resides. We encourage you to seek your own tax advice.

Negative factors of a reverse stock split

We have considered certain negative factors often associated with a reverse stock split. These factors included the negative perception of reverse stock splits held by some investors, analysts and other stock market participants; the fact that the stock price of some companies that have effected reverse stock splits has subsequently declined back to pre-reverse stock split levels; the adverse effect on liquidity that might be caused by a reduced number of shares outstanding and in the public float coupled with a reduced number of stockholders; and, costs that may be associated with implementing a reverse stock split.

Because the reverse stock split will result in a decreased number of issued and outstanding shares of our common stock and an increase in the number of our authorized but unissued shares of common stock, the reverse stock split may be construed as having an anti-takeover effect. Although we have not undertaken the reverse stock split for this purpose, the increased number of authorized but unissued shares would be available for use to frustrate persons seeking to take us over or otherwise gain control of us by, for example, privately placing shares with purchasers who might side with our management in opposing a hostile takeover bid. Shares of common stock could also be issued to a holder that would thereafter have sufficient voting power to assure that any proposal to amend or repeal our Bylaws or certain provisions of our Articles of Incorporation would not receive the requisite vote. Such uses of our common stock could render more difficult, or discourage, an attempt to acquire control of us if such transactions were opposed by our management. However, it is also possible that an indirect result of the anti-takeover effect of the reverse stock split could be that stockholders will be denied the opportunity to obtain any advantages of a hostile takeover, including, but not limited to, receiving a premium to the then current market price of our common stock, if the same was so offered by a party attempting a hostile takeover of our company. We are not aware of any party's interest in or efforts to engage in a hostile takeover attempt as of the date of this information statement.

Potential benefits of the reverse stock split

The reverse stock split will enable us to (a) issue the balance of 13,156,826 shares required by the recent acquisition of Integrated Freight Corporation, (b) sell shares to obtain equity funding, (c) obtain debt financing which requires common stock purchase warrants attached, (d) satisfy the terms of debt obligations convertible into common stock to which we succeed as a result of the merger of Integrated Freight into us, (e) issue common stock upon exercise of warrants to which we succeed as a result of the merger of Integrated Freight into us and (f) issue stock in connection with acquisitions of additional operating companies, (g) issue stock to attract and retain directors, officers and key employees, and (h) issue for other corporate purposes.

We believe that the low per-share market price of our common stock impairs the acceptability of the common stock to potential acquisition candidates and certain members of the investing public, including institutional investors, as well adversely affecting our ability to raise additional working capital. Because of the current low price of our common stock, our credibility as a viable business enterprise is negatively impacted.

In addition, we believe that the reverse stock split and anticipated increase in per share price of our common stock should also enhance the acceptability and marketability of our common stock to the financial community and investing public.  Many institutional investors have policies prohibiting them from holding lower-priced stocks in their portfolios, which reduces the number of potential buyers of our common stock.  Additionally, analysts at many brokerage firms are reluctant to recommend lower-priced stocks to their clients or monitor the activity of lower-priced stocks.  Brokerage houses also frequently have internal practices and policies that discourage individual brokers from dealing in lower-priced stocks due to, among other reasons, the trading volatility often associated with lower-priced stocks.   Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers.  Further, because brokers’ commissions on lower-priced stock generally represent a higher percentage of the stock price than commissions on higher priced stock, investors in lower-priced stocks pay transaction costs which are a higher percentage of their total share value, which may limit the willingness of individual investors and institutions to purchase our common stock.   It should be noted that the liquidity of our common stock may be adversely affected by the proposed reverse stock split given the reduced number of shares that will be outstanding after the reverse stock split.  We are hopeful, however, that the anticipated higher market price will reduce, to some extent, the negative effects on the liquidity and marketability of the common stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

We have no assurance that any positive impact in these or other matters will result from the reverse stock split. However, we have not had a previous reverse stock split. Because the market price of our common stock is also based on factors which may be unrelated to the number of shares outstanding, including our performance, general economic and market conditions and other factors, many of which are beyond our control, the market price per new share of our common stock may not rise or remain constant in proportion to the reduction in the number of shares outstanding before the reverse stock split. Accordingly, the total market capitalization of common stock after the reverse stock split may be lower than the total market capitalization before the reverse stock split. In the future, the market price of our common stock following the reverse stock split may not equal or exceed the market price prior to the reverse stock split. In many cases, the total market capitalization of a company following a reverse stock split is lower than the total market capitalization before the reverse stock split.

PROPOSAL NO. 2.

The removal of our state of incorporation to Florida from Colorado

The Board of Directors has approved and recommends to the stockholders for approval a change in our state of incorporation to Florida from Colorado. This change in our state of incorporation may be accomplished by either a merger into a newly formed, wholly owned subsidiary incorporated in the state of Florida or the change of our domicile to Florida in accordance with Colorado and Florida corporation law. Colorado corporation law requires the change in our state of incorporation to be approved by our stockholders. The board of directors will have the discretion to select the method of our move, based on the comparative and relative ease and cost of the alternatives. The reason for the move to Florida from Colorado is that our headquarters are now in Florida, the original state of incorporation of Integrated Freight Corporation. We do not have or expect to have any operations in Colorado that would justify maintaining our incorporation in that state. To maintain our incorporation in Colorado and our headquarters in Florida would require additional annual corporate franchise fees, and payment for the services of a professional registered agent in two states.

We believe there are no material differences between stockholders rights in Colorado and Florida, except as follows:

1. Colorado corporation law requires unanimous approval of stockholders by written consent. As a result we would be required to hold a special stockholders meeting, such as this special stockholders meeting, each time stockholder approval is required, notwithstanding that management controls a majority of our issued and outstanding common stock. By contrast, Florida corporation law requires only a majority of the issued and outstanding common stock to take action by written consent, with the result that at the present time, management could approve actions by stockholders without the vote of any other stockholders. Notwithstanding which corporation law we are subject to, whether Colorado or Florida, we will still be subject to Section 14 of the Securities Exchange Act of 1934, which obligates us to distribute a proxy or information statements to our stockholders whenever stockholder approvals are required. Florida corporation law will require us to distribute notice to non-consenting stockholders within ten days after an action by less than all stockholders, which obligation would be satisfied by the distribution of an information statement pursuant to Rule 14c of the Exchange Act.

2. Colorado corporation law provides dissenter’s rights to stockholders in connection with certain transactions, whether or not stockholder approval is required, when the corporation has less than two thousand stockholders. We now have more than two thousand stockholders, but expect to have less than that number following the reverse stock split and payment of cash for fractional shares. Florida corporation law provides appraisal rights to stockholders in connection with certain transactions that require stockholder approval. The nature of the transactions is substantially similar under the corporation law of both states. The rights in both states are designed for stockholders who are not in favor of the transactions to obtain fair market value for their shares. In practice, there may be differences in how fair market value is determined under the corporation law of each state. Each state imposes technical requirements for stockholders to assert their dissenters’ or appraisal rights.

PROPOSAL NO. 3.

The change of our name to Integrated Freight Corporation from of PlanGraphics, Inc.

The Board of Directors has approved and recommends to the stockholders for approval a change in our corporate name to Integrated Freight Corporation from PlanGraphics, Inc. This change in our corporate name requires an amendment to our Articles of Incorporation. This amendment requires approval by the holders of a majority of our issued and outstanding common stock. The reasons for the recommendation to change our corporate name are summarized, as follows:

PlanGraphics has been the historical name and was appropriate for the business conducted and just sold to Mr. Antenucci. Mr. Antenucci’s company is also called PlanGraphics and he intends to continue using that name. That business is described in our SEC filings and is different from the business of motor freight in which we are now engaged as a result of the merger of Integrated Freight Corporation into us. Our new business was founded under the name of Integrated Freight Corporation, which we believe is more appropriate to identify us both in the public securities market and in our business activities as a motor freight carrier.

[End of information statement.]